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                                                                   Exhibit 11.1



                              CARNEGIE GROUP, INC.

                  STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                   1998              1997
                                                   ----              ----
Net income (loss)                              $(2,232,000)         $388,000
                                               ============         ========
Weighted average common shares
     outstanding                                  6,497,584        6,278,594
Effect of dilutive shares
     outstanding                                    308,107          674,220
                                                  ---------        ---------
Dilutive shares outstanding                       6,805,691        6,952,814
                                                  =========        =========
Earnings (loss) per common share
     Basic                                          $(0.34)            $0.06
                                                    =======            =====
     Diluted                                        $(0.34)            $0.06
                                                    =======            =====
